Registration Statement No. - 33-95562

                  SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC  20549
                              ________________

                                  FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                              ________________

                     BEACH FIRST NATIONAL BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

      South Carolina                                57-1030117
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)                  Identification Number)

                            1550 North Oak Street
                     Myrtle Beach, South Carolina 29577
                  (Address of Principal executive offices)


          Beach First National Bancshares, Inc. 1997 Stock Option Plan
                             (Full Title of the Plan)


          Raymond E. Cleary, III, President and Chief Executive Officer
                        Beach First National Bancshares, Inc.
                                 1550 North Oak Street
                          Myrtle Beach, South Carolina 29577
                                     (803) 626-2265
             (Name, address, and telephone number of agent for service)
                           ________________________________

                                Copies Requested to:

                                 Neil E. Grayson, Esq.
                       Nelson Mullins Riley & Scarborough, L.L.P.
                        999 Peachtree Street, N.E., Suite 1400
                                Atlanta, Georgia  30309
                                    (404) 817-6000
                                 (404) 817-6050 (Fax)
                            ________________________________

                            CALCULATION OF REGISTRATION FEE
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
 Title of                            Proposed       Proposed
Securities                          Amount                    Maximum                  Maximum                Amount of
  to be                             to be                     Offering                 Aggregate            Registration
Registered                        Registered              Price Per Share (1)      Offering Price (1)            Fee
Common Stock, par value             110,000
$1.00 per share                     Shares                      $9.12                 $1,003,200.00            $304.00
-----------------------------------------------------------------------------------------------------------------------------------

(1)  This estimation is solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) and is based upon the book value of $9.12 per share as of December 31, 1997.  There is no active trading market for the Common Stock and the
$9.12 per share price is not indicative of present value.

                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

        The documents listed below are hereby incorporated by reference into this registration statement ("Registration Statement"), and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

        (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 as filed with the Securities and Exchange Commission;

        (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above; and

        (c) the description of the Company's Common Stock contained in the section titled "Description of Capital Stock of the Company" on pages 38-43 of the Company's Registration Statement on Form S-1 (No. 33-95562) filed with the Securities and Exchange Commission.

Item 4.  Description of Securities.

        No response is required to this item.

Item 5.  Interests of Named Experts and Counsel.

        No response is required to this item.

Item 6.  Indemnification of Directors and Officers.

        The Bylaws of the Company require the Company to indemnify any person who was, is, or is threatened to be made a defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, of investigative, by reason of service by such person as a director of the Company or the Bank or any other corporation which he served as such at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

        Under the Bylaws, indemnification will be disallowed if it is established that the director (i) appropriated, in violation of his duties, any business opportunity of the Company, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the Bylaws of the Company,
Section 33-8-520 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act") requires that "a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding." The Corporation Act also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Act.

        The Board of Directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

        The following exhibits are filed with this Registration Statement:

        Exhibit
        Number                   Description of Exhibit

        4.1     -                Articles of Incorporation of the Company
                                 (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (File No. 33-95562)).

        4.2     -                Bylaws of the Company (incorporated by
                                 reference to Exhibit 3.2 of the Company's
                                 Registration Statement on Form S-1
                                 (File No. 33-95562)).

        4.3     -                Beach First National Bancshares, Inc. 1997
                                 Stock Option Plan.

        5.1     -                Legal opinion of Nelson, Mullins, Riley &
                                 Scarborough, L.L.P.

        23.1    -                Consent of Nelson, Mullins, Riley &
                                 Scarborough, L.L.P. (contained in their
                                 opinion filed as Exhibit 5.1).

        24      -                Power of Attorney (contained on the signature
                                 pages of this Registration Statement).

Item 9.  Undertakings.

        The Company hereby undertakes that it will:

        (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration state-ment. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) Include any additional or changed material information on the plan of distribution;

                provided, however, that the undertakings set forth in para-graphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to the Exchange Act that are incorporated by reference in this Registration Statement;

        (b) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

        (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Myrtle Beach, State of South Carolina on this 2nd day of January, 1998.


                                         BEACH FIRST NATIONAL BANCSHARES, INC.


                                         By:       /s/ William Gary Horn
                                                 William Gary Horn
                                                 President


        Each person whose signature appears below constitutes and appoints William Gary Horn, for himself or herself in name, place and stead, in any and all capacities, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on January 2, 1998.


        Signature                                         Title

                                                          Director
Michael Bert Anderson

  /s/ Orvis Barlett Buie                                  Director
Orvis Barlett Buie

                                                          Director
Raymond E. Cleary, III

                                                          Director
Jack L. Green, Jr.

  /s/ Michael D. Harrington                               Director
Michael D. Harrington

  /s/ William Gary Horn                                   Director
William Gary Horn

                                                          Director
William H. Howard

  /s/ Joe N. Jarrett, Jr.                                 Director
Joe N. Jarrett, Jr.

  /s/ Richard E. Lester                                   Director
Richard E. Lester

                                                          Director
Diane W. Sammons

  /s/ Rick H. Seagroves                                   Director
Rick H. Seagroves

  /s/ Don J. Smith                                        Director
Don J. Smith

  /s/ Samuel Robert Spann, Jr.                            Director
Samuel Robert Spann, Jr.

                                  EXHIBIT INDEX


Exhibit                                                            Sequential
Number                              Exhibit                        Page No.

4.1     -       Articles of Incorporation of the Company
                (incorporated by reference to Exhibit
                3.1 of the Company's Registration
                Statement on Form S-1 (File No. 33-95562)).

4.2     -       Bylaws of the Company (incorporated by
                reference to Exhibit 3.2 of the Company's
                Registration Statement on Form S-1
                (File No. 33-95562)).

4.3     -       Beach First National Bancshares, Inc.
                1997 Stock Option Plan.

5.1     -       Legal opinion of Nelson, Mullins, Riley &
                Scarborough, L.L.P.

23.1    -       Consent of Nelson, Mullins, Riley &
                Scarborough, L.L.P. (contained in their
                opinion filed as Exhibit 5.1)

24      -       Power of Attorney (contained on the
                signature pages of this Registration
                Statement).